EXHIBIT 99


                   REVERSE ACQUISITION OF POWER-CELL COMPLETED

DALLAS (October 20, 1999) - The reverse acquisition of Power-Cell, Inc., a Colorado corporation (OTC BB: POCE), by the shareholders of Park Pharmacy Corporation, a privately held Texas corporation ("Park (TX)"), was completed yesterday. The transaction was consummated pursuant to a Stock Purchase Agreement dated March 9, 1999, and took place after the Company's shareholders approved the transaction at a meeting in Dallas on October 12, 1999.

         Pursuant to the terms of the Stock Purchase Agreement, Power-Cell acquired all of the stock of Park (TX), with the Park (TX) shareholders receiving shares of newly designated Series A Preferred Stock of Power-Cell. As a result of the reverse acquisition, Park (TX) is now a wholly-owned subsidiary of Power-Cell and Park (TX)'s former shareholders now control approximately 80% of the voting stock of Power-Cell. As part of the transaction, Power-Cell filed Articles of Amendment to its Articles of Incorporation changing its corporate name to "Park Pharmacy Corporation." Power-Cell Common Stock will be traded on the over-the-counter market under the new symbol "PPRX" beginning today. As a result of the transaction, there currently are 2,840,566 shares of Series A Preferred Stock of the Company issued and outstanding and 4,419,551 shares of Common Stock of the Company issued and outstanding.

         As part of the transaction, the Board of Directors of the Company was increased from three to six directors, with Park (TX)'s designees now constituting five out of the six directors. Messrs. Brewer Newton and H. Don Gill resigned from their board and officer positions and the following persons were elected to fill the vacancies caused by their resignations and the increased board seats: Joe B. Park, Thomas R. Baker, Jack R. Munn, John A. Blomgren and Gwendolyn Park. Mr. Park was appointed as Chairman of the Board, Mr. Baker was appointed as President and Chief Executive Officer, and Ms. Park was appointed as Vice President, Secretary and Treasurer.

         The Company's business plan is to close the acquisition of Rx-Pro.Com, Inc., a privately held Texas corporation ("Rx-Pro"), that operates online pharmacy businesses, and to acquire independent non-Internet retail pharmacies. Earlier this year, Park (TX) entered into an agreement with Rx-Pro's shareholders, pursuant to which Park (TX) has agreed to purchase all of the stock of Rx-Pro in exchange for shares of the Company's Series A Preferred. Rx-Pro currently has an Internet-based network of more than 200 independent pharmacies serving more than 3,000 hospice patients and processing over 15,000 prescriptions per month. The new management of the Company combined has over 110 years of experience in the retail pharmacy industry.

         SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION
REFORM ACT: Statements in this press release that are not historical facts, including statements about plans and expectations regarding plans and opportunities, and future financial condition and results are forward-looking. Forward-looking statements involve risks and uncertainties, which may cause the Company's actual results in future periods to differ materially and adversely from those expressed. These uncertainties and risks include competition, changing consumer preferences, lack of success of new businesses, the inability to acquire retail pharmacies, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.